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                                                                      EXHIBIT 21


                         FABRI-CENTERS OF AMERICA, INC.
                              LIST OF SUBSIDIARIES




                                               State of             Percent owned
  Name                                       Incorporation          by Registrant
  --------------------------------------- -------------------     ----------------

  FCA Financial, Inc.                            Ohio                    100%
  Fabri-Centers of South Dakota, Inc.            Ohio                    100%
  Fabri-Centers of California, Inc.              Ohio                    100%
  FCA of Ohio, Inc.                              Ohio                    100%
  House of Fabrics, Inc.                       Delaware                  100%